UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Responds to CSN’s Revised Offer for Wheeling-Pitt

CHICAGO, November 14, 2006 - Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and advised by JP Morgan, commented on the supposed “substantially enhanced offer” by Companhia Siderurgica Nacional’s (NYSE: SID) (“CSN”) for Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) announced earlier today:

Wheeling-Pitt’s board and executive management claim that the new proposal from CSN is “substantially enhanced” for the reasons set forth below. On closer scrutiny, Esmark believes that CSN’s new proposal is not in reality a significant improvement.

•	Wheeling-Pitt/CSN claim: Improved economic consideration to address the value of the Heartland Assets.

•	Esmark Response: The value of the Heartland facility continues to be overstated by approximately $80 million dollars. Under the new proposal, the once bankrupt Heartland facility is given a firm value to EBITDA multiple of 9.8x, which we believe is unrealistic. Esmark believes the present value of CSN’s new proposal is only $17.59. (See attached chart).

•	Wheeling-Pitt/CSN claim: CSN will take the risk if the USW does not resolve the successorship issue by selling shares to remain below 50%.

•	Esmark Response: It is the shareholders of Wheeling-Pitt that are taking the risk because CSN would have to sell approximately 7.5 million shares to keep its position under 50% and such selling pressure Esmark believes would adversely affect the trading value of Wheeling-Pitt shares. Shareholders are taking further risk as detailed below.

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•	Wheeling-Pitt/CSN claim: The new proposal strengthens the balance sheet.

•	Esmark Response: The new proposal continues to add incremental debt of $175 million in the first year, which may be reduced by $87 million depending on subscription to the rights offering.

•	Wheeling-Pitt/CSN claim: The new proposal provides for participation in equity upside.

•	Esmark Response: Esmark continues to believe that the equity upside is limited under the CSN proposal. The full requirement of slabs from CSN won’t be available until approximately 2010. The USW has stated that it will not allow Wheeling-Pitt/CSN to import slabs under the existing collective bargaining agreement. Esmark does not believe that Wheeling-Pitt is taking into account its current profit sharing and VEBA contributions in its financial projections. Wheeling-Pitt/CSN could have to pay profit sharing and VEBA contributions of over 50% of its net income. Instead, Wheeling-Pitt is assuming that it can amend that requirement which the USW has rejected. As Institutional Shareholder Services (ISS) stated, it “believes that USW’s opposition to WP’s proposal would make it very difficult for the management to realize substantial shareholder benefit from the CSN transaction.”

James P. Bouchard, Esmark’s Chairman and CEO, stated, “In addition, the merger with CSN does not address the management problems that have caused Wheeling-Pitt to suffer losses in one of the best markets for steel companies in years. We continue to believe that Esmark’s slate of directors, management team and plan are superior. If our board is elected, we will put our management team in place to start to fix Wheeling-Pitt, and we believe the new board will fairly and fully evaluate all of the options available to it, including combinations with Esmark or CSN.”

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Wheeling Pitt Share Purchase - CSN proposed structure

11/14/2006

Existing WPSC Shares per final proxy		14.9
% of WP Shares Available for Tender @ $32		50%
Discount rate on Future $32 Recovery[1]		8%

		Bankruptcy Price[2]	Realistic Mkt Value[3]	@ $19/Share[4]
Initial transaction:
Heartland Facility ($mm)		$74	$150	$228
Contributed cash		$50	$50	$50
# of Shares received by CSN	49.5%	14.6	14.6	14.6

$/Share		$8.48	$13.67	$19.00
Implied EBITDA multiple			6.5x	9.8x
CSN ownership:		49.5%	49.5%	49.5%

Rights offering component:
Purchase price to shareholders	$19.00	$19.00	$19.00	$19.00
# of shares purchased	4.6	4.6	4.6	4.6
$ contributed to WP in 1 yr (reduces CSN note)		$88	$88	$88
Discount rate	8.00%

# of Years	1	1.08	1.08	1.08	Discount Factor

PV of $ contributed to WP in 1 yr	$81	$81	$81
CSN ownership:		33.9%	33.9%	33.9%

Convertible note:
Convertible note ($mm)	$175	$175	$175	$175
Underlying shares	9.2	9.2	9.2	9.2

$/Share		$19.00	$19.00	$19.00
Less: PV of proceeds from rights offering		$(81)	$(81)	$(81)

Net outstanding convertible note		$94	$94	$94
Net underlying shares post rights offering		4.6	4.6	4.6
CSN ownership:		49.6%	49.6%	49.6%

Depositary option:
Put Price	$32.00	$32.00	$32.00	$32.00
# of Shares	50.00%	7.5	7.5	7.5
Discount rate	8.00%

# of Years	4	1.36	1.36	1.36	Discount Factor

PV Share Price		$23.52	$23.52	$23.52

$ Value (in mm)		$176	$176	$176
CSN ownership:		68.9%	68.9%	68.9%

Total Value Contributed by CSN (in $mm)		$393	$469	$547
Shares Purchased by CSN		26.7	26.7	26.7

CSN offer		$14.74	$17.59	$20.51

Note: Above analysis assumes the convertible is converted to shares, 50% of existing WPSC shareholders elect to receive B shares in the proposed transaction, rights offering of 4.6mm shares is fully subscribed (reducing the CSN note). Does not take into account CSN’s statement of its intention to sell sufficient shares to remain below 50% ownership of New WPC should they not receive Union approval. This implies that CSN would sell 7.5mm shares (representing approximately 50% of WPC’s existing shares outstanding), which could result in pressure on the stock

[1]	Based on approximate trading value of CSN’s existing bonds
[2]	Per CSN 20-F filing for the period ending December 31, 2005 (Note 7, page 30)
[3]	Implies a Firm value/EBITDA multiple of 6.5x based on $23.2mm of LTM EBITDA for Heartland as of 9/30/06
[4]	Implies a Firm value/EBITDA multiple of 9.8x based on $23.2mm of LTM EBITDA for Heartland as of 9/30/06

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Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.927.8424, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 630.947.4766, ctbouchard@esmark.com

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